Exhibit 10.14

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm if publicly disclosed.

STATEMENT OF WORK

14 September 2021

Leiio Inc.
11175 Dona Pegita Drive
Studio City, CA 91604
USA
(hereafter referred to as "Sponsor")

Charles River Laboratories Montreal ULC
22022 Transcanadienne
Senneville, Québec
Canada H9X 3R3
(hereafter referred to as "Charles River")

charles river

As there is no Master Service Agreement (“MSA’”) in place between Sponsor and Charles River, this Statement of Work (“SOW”) and each party’s obligations herein (including the performance of Services) shall be governed by and subject to the General Terms and Conditions of Charles River attached hereto (the "General Terms and Conditions"). In the event Sponsor and Charles River sign an MSA before completion of the Study, the MSA will supersede the General Terms and Conditions. By executing below, Sponsor and the undersigned on behalf of Sponsor represents and certifies, that Sponsor agrees to the foregoing.

Confidentiality Notice: The information contained in this SOW is confidential and is intended only for the party to whom it is addressed. Any other delivery, distribution, copying or disclosure is strictly prohibited.

Transfer, storage, use and processing of personal data shall be made in accordance with the Data Protection Addendum attached hereto and made a part hereof.

Authorization Initials	Study ID and Title	Price
	CRL-359940 *Study No. 5901723* **A 5-Day Dose Range Finding Study Of A Test Item Administered by Oral Gavage In The Albino Mice** **Study Price:**	[redacted]
	CRL-359941 *Study No. 5901724* **A 5-Day Comparison Study Of 2 Test Items Administered by Oral Gavage In The Albino Mice** **Study Price:**	[redacted]

Please check the options you wish to authorize, if applicable.

The pricing above is based on the Scope(s) of Work attached and may change if the study design is amended in the final protocol. Price is exclusive of Value Added Taxes (VAT) which, where required, shall be charged at the prevailing rate.

The abovementioned studies will be conducted at, and will be invoiced by the following Charles River site: Charles River Laboratories Montreal ULC (Senneville).

If applicable prices assume one review cycle for draft protocol(s) and for draft report(s) and incorporation of one set of client comments into the final document(s). Sponsor shall provide one collated document if multiple reviewers are required. Further review cycles may incur additional costs.

Repeat of Sample Analysis. If applicable for studies involving bioanalytical sample analysis, the parties agree that as of commencement of work, in some instances, repeat of sample analysis will be required. Consequently, the price per sample analysis/occasion will apply to any additional repeats requested by the Sponsor, as well as any samples above the analytical range, which require dilution.

Pricing is considered valid for 60 days from the date of this SOW and, if authorized, assumes that work will commence no later than one calendar year from the date of authorization. Charles River reserves the right to review the pricing if work does not commence within one calendar year of the date of authorization.

In order to minimize the impact of study delays and cancellations for all clients, Charles River allocates resources at the time a signed SOW is received. If all studies and/or components are not being authorized at this time, please initial the studies and components above that you wish to authorize and sign and date the authorization line below. If all studies are being authorized at this time, merely sign and date the authorization line below, leaving the studies and component boxes empty. Please note that scheduling is not considered confirmed until a signed copy of this document is received. By providing authorization *via* signature below, you will allow us to confirm a schedule for each authorized study. Your signature further constitutes acceptance of the price and payment schedule.

Payment Schedules

Each study will be invoiced separately according to the following payment schedules.

Payment Schedule for Study Nos. 5901723 and 5901724
The payment schedule for these studies is as follows:

[redacted]

The first invoice(s), linked to the first milestone in the Payment Schedule(s), will be sent no more than 60 days prior to scheduled animal arrival/commencement of work.

If the final report is delayed through no fault of Charles River, any remaining invoices will be issued 3 months after the date on which the draft report was sent.

We would propose to initiate this study in Q4 2021. Prior to receipt of this signed SOW, this initiation date may be lost to another study vying for the same resources.

It should also be noted that the initiation date is based on the scopes of work included in this Statement of Work. If the study design(s) change significantly before study commencement, timelines may need to be rescheduled.

Authorization Statement. Sponsor hereby authorizes Charles River to proceed with the necessary activities to initiate these services, including where appropriate, but not limited to, protocol development, contract finalization, study room reservation and definitive scheduling of service-related activities (collectively "Services"). By executing this document Sponsor understands and agrees to the financial responsibility for all service fees, costs and expenses in accordance with SOW including those incurred by Charles River in preparation of Services. Any modification that requires an increase in cost subsequent from the effective date of this SOW will be adjusted through an amended or additional SOW.

Please sign and return this document via email to your Charles River contact. We look forward to working together.

Best regards,

Charles River Laboratories Montreal ULC

By: ______________________

Duly authorized

Print Name: [redacted]

Title: **Client Manager**

Date: **14 September 2021**

Leiio Inc.

By: ______________________

Duly authorized

Print Name: ______________________

Title: ______________________

Date: ______________________

L:\Client Study Documents\Leiio\0- SOW\2021\5901723-24 (OPP-222146) SOW3 14Sep21.docx

To ensure an optimal invoicing process, please provide the following information:

Invoice address (if different to page 1):

____

____

____

E-mail address for receipt of Invoices (invoices will only be sent as PDF to this e-mail address):

____

Charles River requires a PO prior to the initiation of any work. By executing this Statement of Work, Sponsor acknowledges that billing will occur, and payment will be remitted to Charles River in the absence of a PO.

Please submit a PO with the signed Statement of Work. Note that any contradictory terms and conditions set forth on a PO shall not be applicable to the services provided hereunder

PO number (if applicable) ___________________

VAT number (if applicable) __________________

SEND datasets – For applicable studies only:

If applicable (refer to scope of work), SEND datasets included as per current SEND standards in place at time of study start. Only the domains modeled in the current SEND Implementation Guide in place at time of study start are in scope for CRL SEND Implementation.

For applicable studies, SEND datasets will be scheduled to be provided based on regulatory submission dates unless otherwise requested.

SEND datasets will not be converted for data provided by a non-CRL provider. However CRL will merge SEND compliant data provided by third parties into the final package. Please see Sponsor deliverables below for further information and note that any delays in the supply of third party or Sponsor SEND contributions may affect delivery date of the full SEND package.

FDA Submission ready files – Includes the following (for submission at the CDER and CBER division of FDA only):

1. All relevant SEND datasets
2. define.xml (version 2.0)
3. Study Data Reviewer's Guide (which includes statement that the data accurately reflects final report).

Sponsor Deliverables:

- It is the Sponsors responsibility to ensure all parties involved in the study are capable of producing SEND domains where appropriate. Charles River is not responsible for supporting parties that cannot provide the data in a SEND compliant format, Excel (.xlsx) or SAS (.xpt) files.
- The sponsor/subcontractor also needs to provide the relevant Comments – CO domain, RELRECs, Define and SDRG entries. These deliverables are expected to be delivered to CRL with the contributing report(s). If there is a delay in the receipt of the contributing SEND deliverables, Charles River reserves the right to reschedule the delivery of the final package. (An example of this scenario applies, when the sponsor conducts or subcontracts the Pharmacokinetic Concentrations – PC or Pharmacokinetic Parameters – PP.)
- Any sponsor assistance required to generate SEND data formats will be at additional charge.
- Any issues found with subcontractor SEND production capabilities will be escalated to the Sponsor for resolution.
- SEND v3.1 - Includes Single Dose, Repeat Dose, Carcinogenicity, Respiratory and Cardiovascular studies as per SENDIG v3.1 Scope. Only the domains modeled in the SEND Implementation Guide 3.1 are in scope for CRL SEND Implementation. Studies starting on or after December 17, 2016 (protocol signature date) will be provided in SENDIG v3.1

****Note: CRL may use third parties to aid in the production of SEND datasets.**

SCOPES OF WORK

Title:	**A 5-Day Dose Range Finding Study Of A Test Item Administered by Oral Gavage In The Albino Mice**
Study Number:	**5901723**
CRL ID Number:	**CRL-359940**
Compliance:	[redacted]
Species/Strain:	[redacted]
Dose Formulation Preparation: (assumes basic dose preparation)	[redacted]
Dose Formulation Analysis: (assumes standard HPLC-UV method)	[redacted]
Dosing Regimen:	[redacted]
Route of Administration:	[redacted]
Test System:	[redacted]
Spares:	[redacted]
Total Population:	[redacted]
Age:	[redacted]
Source:	[redacted]
Pretreatment Period:	[redacted]
Mortality/Morbidity:	[redacted]
Detailed Observations:	[redacted]
Body Weight:	[redacted]
In-life Endpoints:	[redacted]
Feces Collection:	[redacted]
Clinical Pathology:	[redacted]
Terminal Procedures:	[redacted]
Reporting:	[redacted]
SEND datasets (Final Report):	[redacted]
Archiving:	[redacted]

Title:	A 5-Day Comparison Study Of 2 Test Items Administered by Oral Gavage In The Albino Mice
Study Number:	5901724
CRL ID Number:	CRL-359941
Compliance:	[redacted]
Species/Strain:	[redacted]
Dose Formulation Preparation: (assumes basic dose preparation)	[redacted]
Dose Formulation Analysis: (assumes standard HPLC-UV method)	[redacted]
Dosing Regimen:	[redacted]
Route of Administration:	[redacted]
Test System:	[redacted]
Spares:	[redacted]
Total Population:	[redacted]
Age:	[redacted]
Source:	[redacted]
Pretreatment Period:	[redacted]
Mortality/Morbidity:	[redacted]
Detailed Observations:	[redacted]
Body Weight:	[redacted]

Title:	**A 5-Day Comparison Study Of 2 Test Items Administered by Oral Gavage In The Albino Mice**
Study Number:	**5901724**
CRL ID Number:	**CRL-359941**
In-life Endpoints:	[redacted]
Feces Collection:	[redacted]
Blood Collection:	[redacted]
Clinical Pathology:	[redacted]
Terminal Procedures:	[redacted]
Reporting:	[redacted]
SEND datasets (Final Report):	[redacted]
Archiving:	[redacted]

POSTPONEMENT/CANCELLATION POLICY

Charles River understands that occasionally you may request to delay or to cancel a Study due to unforeseen circumstances. Charles River will make commercially reasonable efforts to accommodate requested schedule changes. However, as significant costs are incurred related to Study initiation, cancellation/postponement fees will apply in proportion to the number of days' notice given. Cancellation/postponement fees will be assessed separately for each postponement prior to the Study being cancelled or initiated.

Upon receipt of the signed Statement of Work or correspondence from the Sponsor confirming formal authorization to proceed, Charles River will order or reserve animals and allocate other resources for the specified Study or Services.

LABORATORY SERVICES, IN-VITRO, AND NON-ANIMAL STUDIES

For Laboratory Services, In-Vitro, and other non-animal Studies, including services to generate a protocol and/or report, postponement and cancellation charges will be based on the amount of notice given prior to the start date of such Services as follows:

DELAY TO STUDY START/POSTPONEMENT

Days of Notice Given Prior to Study Start	Postponement Charge (% of Study Price)
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

[redacted]

CANCELLATION

Days of Notice Given Prior to Study Start	Cancellation Charge (% of Study Price)
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

[redacted]

ANIMAL STUDIES

For animal studies, postponement and cancellation charges will be assessed as follows:

DELAY TO STUDY START/POSTPONEMENT

Days of Notice Given Prior to Animal Arrival	Postponement Charge (% of Study Price)
[redacted]	[redacted] [redacted]
[redacted]	[redacted] [redacted]
[redacted]	[redacted] [redacted]
[redacted]	[redacted] [redacted]

[redacted]

CANCELLATION

Days of Notice Given Prior to Animal Arrival	Cancellation Charge (% of Study Price)
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

Terms regarding adjustments to FTE contracts are reflected in the FTE specific contract terms.

All postponement and cancellation charges are subject to sales tax, VAT and similar taxes as applicable.

DATA PROTECTION ADDENDUM – BUSINESS CONTACT DETAILS

Charles River and Sponsor acknowledge that each of them may process Personal Data in connection with this Agreement. As used herein, the term 'Personal Data' and 'Sensitive Personal Data' shall have the meanings given to them in the General Data Protection Regulation 2016/679 (collectively, with any applicable Member State data protection laws, and as amended from time to time, the "**EU Data Protection Laws"**).

Charles River and Sponsor anticipate that the Personal Data disclosed to each other in connection with this Agreement will consist solely of the names and contact details of their respective personnel who are involved in the performance or administration of this Agreement. Each Party represents and warrants to the other Party that it is authorized to disclose or transfer the Personal Data of its personnel (including its employees and consultants) to the other Party and has obtained the express consent of the relevant data subjects in relation thereto, or otherwise has an appropriate basis for such disclosure or transfer under applicable law and that it will comply with the EU Data Protection Laws.

GENERAL TERMS AND CONDITIONS OF CHARLES RIVER

Charles River (hereinafter referred to as "Company") shall undertake the protocol(s) referred to in this SOW (hereinafter referred to as "the Study"), for the client to whom this SOW is addressed (hereinafter referred to as "the Sponsor") on the following conditions:

1. Conduct of the Research.

1.1 Company will maintain industry standards of professional conduct in the performance of the Study and in the preparation of all related reports. Company will adhere to all government laws, rules and regulations applicable to the conduct of the Study ("Applicable Law"). If applicable, and as set forth in the protocol, Company will perform the Study in accordance with generally accepted standards of Good Laboratory Practice or Good Manufacturing Practice.

1.2 Company will conduct the Study in accordance with the protocol, which may be amended from time to time upon the mutual agreement of Company and the Sponsor. If an amendment requires additional or different work on the part of Company, Company may agree to conduct such work and will be paid an amount mutually agreed to by the parties. Deviations from the protocol may be made in an emergency without the Sponsor's approval, provided that Company shall use commercially reasonable efforts to obtain the Sponsor's verbal approval, which shall be subsequently confirmed by the Sponsor in writing. Should Company be unable to contact the Sponsor in advance, the Sponsor agrees that in order to maintain the integrity of the Study, Company may proceed accordingly and be entitled to recover such reasonable additional costs from the Sponsor upon presentation of an explanation of such emergency changes and the necessity thereof.

2. Study Material. If applicable, the Sponsor will provide Company with sufficient amounts of all compounds, materials, or other substances meeting relevant specifications ("Test Materials") with which to perform the Study, as well as such complete and accurate data as is necessary to apprise Company of the stability, proper storage and safe handling requirements of the Test Materials, including a Material Safety Data Sheet (MSDS) or equivalent documentation. Company will supply a blank MSDS to the Sponsor, if requested by the Sponsor. All costs associated with shipping the Test Materials shall be the responsibility of the Sponsor and Company shall not be responsible for any loss, damage or destruction of the Test Materials.

3. Subcontracting. Company may elect to subcontract any part of the Study to a third party without having to obtain the Sponsor's prior consent provided that such subcontracted work is agreed in the relevant protocol and such work is performed in accordance with this SOW and the relevant protocol and Company shall remain fully responsible to the Sponsor for the performance of such work. In the event that Company subcontracts any part of the work to an affiliated entity, invoices for such work may be issued to the Sponsor direct by the affiliated entity in the currency specified overleaf or as otherwise agreed in writing between the parties. The Sponsor shall pay such invoices directly to the relevant affiliated entity.

4. Inspections

4.1 Upon reasonable advance notice and at reasonable frequency, Company will permit the Sponsor and/or its designated representatives (provided such representatives are not competitors of Company), during normal business hours and at mutually agreeable times, to visit the Company facilities where the Study is taking place to monitor Company's performance of the Study.

4.2 Company will notify the Sponsor as soon as practical in the event of any regulatory inspection of Company's facilities that directly impact the Study. In the event of an inspection of the Sponsor by a regulatory or administrative agency, Company will to the extent permissible under Applicable Law, consult with and allow the Sponsor to review and comment on any responses to such agency related to the inspection.

5. Reports

5.1 Provided that the Sponsor is not in default hereunder, Company will furnish a report or data containing information specified in the protocol. All reports will be prepared in the standard format of the Company unless otherwise agreed in the protocol. In the event the Study requires the Company to issue a draft report, Company will provide the final report on receipt of the Sponsor's approval of the draft or 16 weeks after dispatch of the draft if no comments are received, whichever is sooner. Additional copies of Reports and Interim Reports not specified in the protocol will be provided at the Sponsor's request and expense.

5.2 In the event Company provides electronic access to the Study data, records, reports and other documentation and the Sponsor elects to use such electronic access, the use of such electronic access shall be governed by Company's standard access terms and conditions which may be accessed via Company's website.

6. Compensation

6.1 The Sponsor will pay Company as set forth in the SOW ("Study Price"). The Study Price is exclusive of VAT which shall be charged, where appropriate, at the prevailing rate. The Study Price also excludes the cost of importation of samples or specimens and freight charges associated with their return shipment. All invoices are due and payable thirty (30) days from the date of the invoice and the Sponsor agrees to pay all invoices submitted. Company will invoice for amendments to a Study upon signature of such amendment by the Sponsor. All amounts not paid by the Sponsor when due shall accrue interest from the applicable due date until paid, at the rate of one and one half percent (1.5%) per month. In addition, Company may elect to cease or suspend work on the Study or withhold required reports or other deliverables if the Sponsor does not make payments when due and payable.

7. Confidentiality

7.1 The parties will exchange proprietary and confidential information during the term of this SOW , including without limitation, the existence and terms of the SOW . Each party will use its commercially reasonable efforts to maintain such information in confidence and will employ reasonable and appropriate procedures to prevent its unauthorised publication or disclosure unless required by Applicable Law to disclose such information. Neither party shall use the other party's proprietary or confidential information for any purpose other than in performance of the SOW . The obligations of confidentiality set for in this Section 7 will survive termination or expiration of the SOW for a period of five (5) years.

7.2 The confidentiality provisions of this Section 7 shall not apply to any part of such information which (a) is known to the receiving party at the time it was obtained from the disclosing party; (b) is acquired by the receiving party from a third party and such third party did not obtain such information directly or indirectly from the disclosing party under obligation not to disclose; (c) is or becomes published or otherwise in the public domain other than by violation of this SOW by the receiving party; (d) is independently developed by the receiving party without reference to or reliance upon the information provided by the disclosing party; or (e) is required to be disclosed by the receiving party to comply with applicable laws or governmental regulations; provided that the receiving party provided prompt written notice of such disclosure to the disclosing party and cooperates with the disclosing party's reasonable and lawful actions to avoid and/or minimise the extent of such disclosure.

7.3 Neither party will use the other party's name or the name of any employee of the other party in any advertising, packaging, promotional material, or any other publicity relating to the SOW, without the prior written approval of the other party.

7.4 Transfer, storage, use and processing of personal data shall be made in accordance with the Data Protection Exhibit attached hereto and made a part hereof.

8. Warranties

8.1 The Sponsor warrants that it owns all rights, title and interest in the Test Materials furnished by the Sponsor to Company hereunder and the intellectual property related thereto, and that Company's use of any and all such Test Materials in connection with the Study does not infringe any third party rights.

8.2 Company warrants that the services described in the SOW shall conform to the protocol specifications and the current material applicable standards, regulations and procedures of the appropriate regulatory agencies. Company does not warrant or represent that the results of the Study will be acceptable to any regulatory or governmental agency to which they are presented nor that the results of the Study will enable the Sponsor to further develop, market or otherwise exploit the Test Materials or any other product or service. This SOW is to carry out experimental research and for the use of experimental materials whose properties and safety may not have been established. Accordingly, specific results cannot be guaranteed and any delivered items provided by Company to the Sponsor under this SOW are provided 'AS IS' and without any express or implied warranties, representations or undertakings, except as set forth above.

9. Limitation of Liability

9.1 Company will not be liable for penalties or liquidated damages or for special, indirect, consequential punitive, exemplary or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterised as arising from breach of contract, breach of warranty, tort/delict, strict liability or otherwise, even if Company is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

9.2 Company's liability under the SOW, regardless of the form of action, shall be limited to actual damages and shall not exceed the total SOW price (excluding any value added tax thereon). In no event shall Company be liable for any damages arising from or in connection with any decision by the Sponsor or any third party to further research, develop or market the Test Materials or any derivative or product or service related thereto or the use of the Test Materials or any product or derivative or service related thereto.

9.3 Subject to the limitations set forth in this Section 9, in the event that Company commits a breach of warranty set Section 8.2 above, Company's sole liability, and the Sponsor's sole remedy shall be for Company to conform, at Company's cost and expense, the affected work or portion of the research affected by the breach to the relevant specification.

10. Indemnities

10.1 Subject to the limitations of liability contained in Section 9 above, Company will defend, indemnify, save and hold harmless the Sponsor and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any claims, demands, suits, actions, causes of action, losses, damages, fines and liabilities, including reasonable professional fees ("Claims") arising out of or in connection with or attributable to Company's gross negligence or wilful misconduct in performance of the Study, and will pay any costs and damages which, by final judgement, after exhaustion of all reasonable appeals, may be assessed against them, provided that Company is given written notice of the Claims within five (5) days of the date of notice to the Sponsor and is given information, reasonable assistance, and sole authority to defend and/or settle the claim.

10.2 The Sponsor will defend, indemnify, save and hold harmless Company and its parent, subsidiaries and affiliates and their respective directors, officers, employees and agents from and against any Claims arising out of or in connection with or attributable to (a) the research, development, manufacture, distribution, use, sales or other disposition by the Sponsor, or any distributor, collaborator, customer, sublicense, representative or agent of the Sponsor, of the Test Materials and/or any other substances upon which the services of Company were performed, or (b) any infringement of any third party's patent rights or unauthorised use or misappropriation of its know-how, or (c) personal injury related to contact with Company's animals, tissues, samples or specimens during visits to Company's facilities or after delivery of any animals, tissues, samples or specimens to the Sponsor, or (d) the Sponsor's gross negligence or wilful misconduct in connection with the SOW and will pay any costs and damages which, by final judgement, after exhaustion of all reasonable appeals, may be assessed against them, provided that the Sponsor is given written notice of the Claims within five (5) days of the date of notice to Company and is given information, reasonable assistance and sole authority to defend and/or settle the claim.

11. Ownership. Any inventions and/or techniques for carrying out the services described in the protocol which relate to the conduct of Company's business are and shall remain Company's exclusive property, including but not limited to; present and future documentation, scientific and technical data, test procedures and other information that is owned or licensed by Company and any improvements thereto made during the performance of the Study under this SOW. Subject to the terms and conditions hereof, Company shall have the right to use concurrent control data as part of its general historical database. Any data, discoveries or inventions developed or generated pursuant to the SOW which directly relate to any information or materials provided by the Sponsor hereunder, including without limitation new data, uses, processes or compositions directly relating to the information or materials provided hereunder shall be the exclusive property of the Sponsor. Company agrees to assist the Sponsor in securing for the Sponsor any patents, copyrights or other proprietary rights in such data, discoveries or inventions, and to perform all acts that may be reasonably required to vest in the Sponsor all right, title and interest in such data, discoveries or inventions, and Company shall be compensated at its standard rates for such assistance. All costs and expenses associated with establishing the Sponsor's rights therein shall be the Sponsor's responsibility.

12. Insurance. Each party shall carry insurance sufficient to cover its interest or potential liabilities hereunder including, but not limited to worker's compensation, if applicable, and comprehensive general liability.

13. Force Majeure. Except with respect to the payment of monies due hereunder, neither party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, explosion, strike, acts of terrorism, disease, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

14. Termination

14.1 The Sponsor shall have the right to terminate the on-going Study at any time without cause upon thirty (30) days prior written notice to Company. In the event the Study is terminated without cause, Company shall be paid for all services rendered through the effective date of termination, together with any additional expenses incurred in connection with the shutdown of the Study including without limitation any irrevocably committed costs, together with a fee to cover the loss of and/or disruption to laboratory work caused by the termination as agreed and set forth in this SOW.

14.2 Either party may terminate the SOW at any time upon thirty (30) days prior written notice to the other party, for material breach of the SOW by the other party if such breach is not remedied to the non-breaching party's reasonable satisfaction within the thirty (30) day notice period.

14.3 Upon termination, neither party will have any further obligations under the SOW, except that (i) the liabilities accrued through the date of termination and (ii) the obligations which by their terms survive termination, including the applicable confidentiality, record keeping, regulatory compliance, intellectual property and indemnification provisions of the Contract, shall survive termination.

15. Dispute Resolution. The parties shall attempt, in good faith, to resolve through negotiations any controversy, claim, or dispute arising out of the SOW. In the event that negotiations are not successful, the controversy, claim, or dispute shall be submitted to third party mediation upon terms reasonably acceptable to the parties. If such claim, controversy or dispute is not resolved through mediation, upon written demand of either party, the claim, controversy or dispute shall be submitted to arbitration. Such arbitration shall take place in the jurisdiction in which the services are provided, and shall proceed in accordance with the laws of such jurisdiction and the Rules of the United Nations Commission on International Trade Law Model Law on International Commercial Arbitration. A record and transcript of the proceedings shall be maintained. Any award shall be made in writing and in reasonable detail, setting forth the findings of fact and conclusion of law supporting the award. The determination of a majority of the panel of arbitrators shall be the decision of the arbitrators, which shall be binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The decision shall be enforceable by a court of law, provided that the decision is supported by substantial fact and is without material error of law. All costs of such arbitration, except expert fees and attorneys' fees, shall be shared equally by the parties.

16. Archiving

16.1 All Study reports and supporting documentation originating with Company (e.g., slides, blocks, original data and other materials arising out of the Study) are the Sponsor's property ("Materials"). Except as otherwise required by applicable law or set forth in the protocol, Company shall retain in its archive for a period of one year following the date of the final report all Materials, or for such shorter period as, in the opinion of Company, the quality of the Materials affords evaluation. At the end of the period referred to above, Company shall contact Sponsor to determine disposition of the Materials as follows: (a) extended storage of the Materials; (b) return of the Materials to Sponsor at Sponsor's expense or (c) disposal of Materials at Sponsor's expense. If the Sponsor requests Company to continue to store the Materials and Company agrees, the cost for storage of the Materials shall continue to be invoiced to the Sponsor at Company's then current rates. If the Sponsor fails to give such instructions, Company shall so notify the Sponsor, and if such instructions are still not forthcoming within thirty (30) days of said notification, then Company shall have the option of continuing storage of the Materials, which will be deemed to have been authorised for an additional period of not less than one (1) year or Company may return the Materials to the Sponsor at the Sponsor's expense. The Sponsor shall be liable for storage charges until the Materials are returned to the Sponsor. While the Materials are in transit to the Sponsor, all risk of loss or exposure to the Materials shall be borne by the Sponsor.

16.2 If the Materials require additional and/or special storage requirements, additional charges for storage shall be assessed and invoiced to the Sponsor. Invoices shall be issued annually in advance and are due and payable upon receipt and the Sponsor agrees to pay all invoices submitted.

16.3 Company's liability for archival services under the SOW, regardless of the form of action shall not exceed the fee paid for one year's storage of the Materials.

17 Employee Solicitation. The Sponsor agrees that during the term of the Study and for a period of one hundred and eighty (180) days thereafter, the Sponsor will not hire, or engage as an independent contractor, any person who has been involved in rendering services on the Study, without prior written consent of Company. In the event of such solicitation, hiring or engagement, in addition to any other remedy Company may have, Sponsor shall pay to Company an amount equal to such employee's annual salary.

18. Miscellaneous

18.1 Notices. All notices from one party to the other will be in writing. Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices shall be effective upon receipt.

18.2 Independent Contractor. The business relationship of the Company to the Sponsor is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship.

18.3 Assignment. The SOW, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign this SOW to an affiliated company or in connection with the merger, consolidation or sale of substantially all assets related to the Study.

18.4 Entire Agreement. The SOW sets forth the entire agreement and understanding between the parties, superseding any and all previous statements, negotiations, documents agreements and understandings, whether oral or written, as to the subject matter of the SOW. No modification or waiver of the provisions of the SOW shall be valid or binding on either party unless in writing and signed by both parties. No waiver of any term, right or condition under the SOW on any one occasion shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder.

18.5 Severability. In the event that any one or more of the provisions contained in the SOW will, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of the SOW, and all other provisions will remain in full force and effect.

18.6 Applicable Law. The SOW will in all events and for all purposes be governed by, and construed in accordance with, the laws of the jurisdiction in which the services are provided without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.